Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of SHF Holdings, Inc. of our report dated May 27, 2022, relating to the combined financial statements of Eagle Legacy Services, PLLC D/B/A Safeharbor Services and Branches 52 and 53 Carved Out of Partner Colorado Credit Union as of and for the years ended December 31, 2021 and December 31, 2020, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Elliott Davis, PLLC

Franklin, Tennessee

October 7, 2022